Exhibit 8.2

Form of Exhibit 8.1 Opinion
Gibson, Dunn & Crutcher LLP

200 Park Avenue New York, NY 10166-0193
Tel 212.351.4000
gibsondunn.com

FORM OF OPINION AS TO TAX MATTERS

[DATE], 2025

Jade Biosciences, Inc.

221 Crescent Street, Building 23, Suite 105

Waltham, Massachusetts 02453

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Jade Biosciences, Inc., a corporation incorporated pursuant to the laws of Delaware (“Company”), in connection with the proposed merger of Caribbean Merger Sub I, Inc. (“First Merger Sub”), a newly-formed corporation incorporated pursuant to the laws of Delaware and a direct, wholly-owned subsidiary of Aerovate Therapeutics, Inc., a corporation incorporated pursuant to the laws of Delaware (“Parent”), with and into the Company, with the Company as the surviving corporation (the “First Merger”), and the subsequent merger of Caribbean Merger Sub II, LLC (“Second Merger Sub” and, together with the First Merger Sub, “Merger Subs”), a newly-formed Delaware limited liability company and a direct, wholly-owned subsidiary of Parent, with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”) pursuant to the Agreement and Plan of Merger among the Company, Parent, and Merger Subs dated as of October 30, 2024 (the “Merger Agreement”). At your request, and in connection with the filing of the Form S-4 (Registration No. 333-283562) (including the proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning the qualification of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.1 Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined the Merger Agreement, the Registration Statement (as amended or supplemented through the date of this letter), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this opinion will be waived by any party, (iii) the statements concerning the Merger and the parties set forth in the Merger Agreement are true, complete, and correct, (iv) the Registration Statement is true, complete, and correct, (v) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date of this letter and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date of this letter and will remain true, complete and correct at all times up to and including the Closing Date, (vi) any such statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality, or comparable qualification are and will be true, complete, and correct without such qualification, and (vii) Parent, the Company, and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

1 Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986 (the “Code”), as in effect as of the date of this Opinion.

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Jade Biosciences, Inc.

[DATE], 2025

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code and the discussion contained under the caption “The Merger — U.S. Federal Income Tax Considerations of the Merger” in the Registration Statement, insofar as it describes matters of federal income tax law or conclusions with respect thereto, constitutes the opinion of Gibson, Dunn & Crutcher LLP.

We express no opinion on any issue relating to the tax consequences of the Merger contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform Parent of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,